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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
                                        Media Contact:
                                                Lori McTavish, VP Communications
                                                248-463-5350

                                        Investor Relations Contact:
                                                John McDonald, SVP & Treasurer
                                                Juli Musch, DVP
                                                248-463-1040


                    KMART COMPLETES PURCHASE OF BLUELIGHT.COM

         TROY, MICH., AUGUST 1, 2001--Kmart Corporation (NYSE: KM) today announced the completion of the acquisition of BlueLight.com, the company's e-commerce subsidiary. As of the close of business on July 31, 2001, a majority of BlueLight.com stockholders had approved the merger.
          "With the future of retail evolving into an integrated `bricks and clicks' model, Kmart is very pleased that the BlueLight.com stockholders voted in favor of the merger," said Chuck Conaway, Chairman and CEO of Kmart Corporation. "Strategically, this acquisition of BlueLight.com continues our focus on building a holistic approach in serving our customer in every aspect of their shopping experience. We will fully integrate and restructure BlueLight.com leveraging Kmart's resources while still providing our customers with a variety of services online, including product extensions, store promotions and pharmacy refills."
         Under the terms of the purchase agreement, Kmart will issue 6 million shares of Kmart common stock and pay approximately $15 million in cash. In conjunction with the purchase of BlueLight.com, Kmart will record a charge in the second quarter of approximately $120 million ($76 million after-tax), or $0.16 per share, for the restructuring and integration plans of BlueLight.com.




                                     -more-






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         Kmart Corporation is a near-$40 billion company that serves America with more than 2,100 Kmart and Kmart Supercenter retail outlets and through its www.bluelight.com internet portal. Kmart donates $35 million each year to support its hometowns and local nonprofit organizations. Kmart associates also provide their most valuable resource time--every day in their local communities. In addition to serving all 50 states, Kmart operations extend to the Caribbean Islands and Asia Pacific. More information about Kmart is available on the World Wide Web at www.bluelight.com under the "About Kmart" section.











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